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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

NOVELLY                               PAUL                          A.
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(Last)                               (First)                     (Middle)

8235 FORSYTH BLVD., SUITE 400
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                                  (Street)

ST. LOUIS                                       MO                63105
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(City)                                       (State)              (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

THE BEAR STEARNS COMPANIES INC.  (BSC)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

MARCH 26, 2003
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[ X ]   Director                            [   ]   10% Owner
[   ]   Officer (give title below)          [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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
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                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
====================================================================================================================================
                                                                                                                6.
                                                                4.                              5.              Owner-
                                                                Securities Acquired (A) or      Amount of       ship
                                                   3.           Disposed of (D)                 Securities      Form:     7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                      2.            Deemed         Code         ------------------------------- Owned Following (D) or    Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)             Reported        Indirect  Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price    Transaction(s)  (I)       Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)             (Instr. 3       (Instr. 4)(Instr. 4)
                      Day/Year)     Day/Year)                                                   and 4)
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COMMON STOCK, par
value $1.00 per share                                                                           32,877          I        See Note 1
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


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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================

                                                                                                          9.
                                                                                                          Number of 10.
                                                                                                          Deriv-    Owner-
                  2.                                                                                      ative     ship
                  Conver-                          5.                            7.                       Secu-     Form of  11.
                  sion                             Number of                     Title and Amount         rities    Deriv-   Nature
                  or              3A.              Derivative   6.               of Underlying    8.      Bene-     ative    of
                  Exer-           Deemed  4.       Securities   Date             Securities       Price   ficially  Secu-    In-
                  cise    3.      Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     rities:  direct
                  Price   Trans-  tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following Direct   Bene-
1.                of      action  Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported  (D) or   ficial
Title of          Deriv-  Date    if any  (Instr.  (Instr. 3,   ----------------           or     Secu-   Trans-    Indirect Owner-
Derivative        ative   (Month/ (Month/ 8)       4 and 5)     Date     Expira-           Number rity    action(s) (I)      ship
Security          Secu-   Day/    Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        rity    Year)   Year)   Code V    (A)   (D)   cisable  Date    Title     Shares 5)      4)        4)       4)
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Non-Employee
Director Stock
Options (Right                                                                    Common
to Buy)           $64.00                              146       05/30/03 11/30/12 Stock      146  N/A       146      D
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Restricted Stock
Units                  0                                                          Common
                                                       48       05/30/03 05/30/03 Stock       48  N/A        48      D
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Non-Employee
Director Stock
Options (Right                                                                    Common
to Buy)           $62.64                              149       08/28/03 02/28/13 Stock      149  N/A       149      D
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Restricted Stock
Units                  0                                                          Common
                                                       49       08/28/03 08/28/03 Stock       49  N/A        49      D
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Non-Employee
Director Stock                             A
Options (Right                             (Note                                  Common
to Buy)           $66.70  03/26/03         2)       1,911       09/26/03 03/26/13 Stock    1,911  N/A     1,911      D
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Restricted Stock                           A
Units                  0  03/26/03         (Note                                  Common
                                           3)         637       09/26/03 09/26/03 Stock      637  N/A       637      D
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
Explanation of Responses:

1. Shares are owned by the Novelly Exempt Trust U/I dated August 12, 1992, an irrevocable trust as to which Mr. Novelly was grantor, but is not a trustee and as to which he does not retain a right to change or substitute trustees. Mr. Novelly disclaims beneficial ownership of such shares.
2. Exempt issuance of options under Rule 16b-3 pursuant to the issuer's Non-Employee Directors' Stock Option and Stock Unit Plan.
3. Grant of Restricted Stock Units to Non-Employee Directors as of 3/26/2003 pursuant to the issuer's Non-Employee Directors' Stock Option and Stock Unit Plan; exempt under Rule 16b-3.



             /s/ Paul A. Novelly                                 03/28/03
---------------------------------------------             ----------------------
       **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.